Exhibit 99.1

FOR RELEASE, Tuesday, January 13, 2015	For Further Information Contact:
5:30 a.m. Pacific Standard Time	Katoiya Marshall, Investor Relations Contact
(310) 893-7446 or kmarshall@kbhome.com
Susan Martin, Media Contact
(310) 231-4142 or smartin@kbhome.com
KB HOME REPORTS 2014 FOURTH QUARTER AND FULL YEAR RESULTS
Fourth Quarter Revenues Increase 29% to $796 Million
Net Income of $853 Million, Including Deferred Tax Asset Valuation Allowance Reversal
Net Order Value Up 22% to $587 Million; Backlog Value Up 34% to $914 Million
LOS ANGELES (January 13, 2015) — KB Home (NYSE: KBH), one of the nation’s largest and most recognized homebuilders, today reported results for its fourth quarter and fiscal year ended November 30, 2014. Highlights and developments include the following:
Three Months Ended November 30, 2014

•
Total revenues of $796.0 million increased 29% from $618.5 million in the fourth quarter of 2013, driven by growth in the Company’s housing revenues as a result of a greater volume of homes delivered and higher average selling prices. The Company’s revenues have now increased on a year-over-year basis for 13 consecutive quarters.

◦
The Company delivered 2,229 homes in the fourth quarter, an increase of 9% from 2,038 homes delivered in the year-earlier quarter. More homes were delivered in each of the Company’s homebuilding regions compared to the fourth quarter of 2013.

◦	The overall average selling price of homes delivered rose 17% to $351,500, up from $301,100 for the same period of 2013, marking the Company’s 18th straight quarter of year-over-year growth.

▪
The increase in the average selling price was largely due to a shift in the regional mix of homes delivered and higher home selling prices at communities located in northern California markets within the Company’s West Coast homebuilding region, as well as generally favorable market conditions.

▪
Average selling prices were higher in all of the Company’s homebuilding regions compared to the same quarter of 2013, with increases ranging from 1% in the Southwest region to 17% in the West Coast region.

•
Homebuilding operating income totaled $30.0 million, compared to $47.0 million in the year-earlier quarter. The current quarter included $34.2 million of inventory impairment charges, of which $23.2 million related to the planned future land sale of a non-strategic asset. The 2013 fourth quarter included $8.5 million of warranty-related charges and $3.3 million of inventory impairment and land option contract abandonment charges.

◦
The housing gross profit margin declined 60 basis points to 17.3% from 17.9% in the year-earlier quarter. Excluding the housing inventory- and warranty-related charges, the Company’s fourth quarter adjusted housing gross profit margin was 18.7% in 2014 and 19.8% in 2013. The decrease occurred primarily within inland markets of the Company’s West Coast homebuilding region.

◦
Selling, general and administrative expenses as a percentage of housing revenues increased to 10.5% from 10.3% in the year-earlier quarter. In the 2013 fourth quarter, these expenses were partially offset by the reversal of an $8.2 million accrual following a favorable court decision. Excluding the impact of this reversal, the Company’s selling, general and administrative expense ratio was 11.6% in the 2013 fourth quarter.

•
Interest expense decreased to $4.5 million from $21.6 million in the year-earlier quarter due to an increase in the amount of the Company’s inventory qualifying for interest capitalization in the current quarter and the inclusion of a $10.4 million loss on the early extinguishment of debt in the 2013 fourth quarter.

•
The Company’s financial services operations generated pretax income of $3.4 million in the current quarter, up from $3.1 million in the year-earlier quarter. The current quarter results included $1.0 million of pretax income from Home Community Mortgage, LLC, the Company’s mortgage banking joint venture with Nationstar Mortgage LLC that commenced operations in July 2014.

•
Net income for the quarter totaled $852.8 million, or $8.36 per diluted share, including an income tax benefit of $824.2 million that reflected the Company’s $825.2 million deferred tax asset valuation allowance reversal.

◦	This marks the eighth consecutive quarter that the Company has generated year-over-year bottom-line improvement.
Twelve Months Ended November 30, 2014

•	Revenues of $2.40 billion were up 14% from $2.10 billion in the year-earlier period.

•	The Company delivered 7,215 homes, up from 7,145 homes delivered in 2013.

•	The overall average selling price of $328,400 increased 13% from $291,700 in the prior year.

•	Homebuilding operating income rose to $116.0 million, up $23.9 million from $92.1 million in 2013.

•	The Company’s pretax income increased to $94.9 million, up $56.5 million from $38.4 million in 2013.

•
Net income of $918.3 million, or $9.25 per diluted share, increased significantly from $40.0 million, or $.46 per diluted share, in 2013 largely due to the current year tax benefit associated with the Company’s deferred tax asset valuation allowance reversal.

Backlog and Net Orders

•
The Company’s backlog at November 30, 2014 was comprised of 2,909 homes, up 14% from 2,557 homes in backlog at November 30, 2013. Potential future housing revenues in backlog grew 34% to $914.0 million at November 30, 2014 from $682.5 million at November 30, 2013.

◦	The number of homes in backlog and corresponding backlog value at November 30, 2014 reached their highest year-end levels since 2007.

•	Total net order value in the 2014 fourth quarter rose 22% to $587.4 million, up from $481.7 million in the year-earlier quarter. This marked the 11th straight quarter of year-over-year increases.

◦
Three of the Company’s four homebuilding regions posted year-over-year growth in net order value, ranging from 9% in the Central region to 41% in the Southwest region. The Company’s Southeast region was essentially flat with the same quarter a year ago.

•
Fourth quarter net orders increased 10% to 1,706 from 1,556 for the year-earlier quarter, reflecting the Company’s higher average community count and its emphasis on balancing home selling prices and sales pace to optimize the performance of its new home communities.

◦
The current quarter cancellation rate as a percentage of gross orders was roughly flat with 2013 at 37%. As a percentage of beginning backlog, the fourth quarter cancellation rate was 29% for both 2014 and 2013.

•	The overall average community count for the fourth quarter increased 13% to 214 from 190 for the year-earlier quarter.

◦	The Company ended 2014 with 227 communities open for sales, up 19% from 191 communities a year ago. The Company’s year-end community count has increased 32% over the past two years.
Balance Sheet

•	Cash, cash equivalents and restricted cash totaled $383.6 million at November 30, 2014, compared to $329.5 million at August 31, 2014 and $572.0 million at November 30, 2013.

◦	The Company had no borrowings outstanding under its $200 million unsecured revolving credit facility at November 30, 2014.

•
Inventories increased to $3.22 billion at November 30, 2014, up 40% from $2.30 billion at November 30, 2013, reflecting the Company’s investment strategy to support future growth, as well as land and land development distributed to the Company from an unconsolidated joint venture in 2014.

◦	The Company’s investments in land acquisition and development totaled $1.47 billion for 2014, up 28% from $1.14 billion for 2013.

•
The Company’s debt balance of $2.58 billion at November 30, 2014 rose from $2.15 billion at November 30, 2013, mainly due to the underwritten public issuance of $400 million of senior notes in the second quarter of 2014.

◦	The Company’s ratio of debt to capital improved to 61.8% as of November 30, 2014 from 80.0% as of November 30, 2013.

◦	The ratio of net debt to capital improved to 57.9% at November 30, 2014 from 74.6% a year ago.

•	Stockholders’ equity increased to $1.60 billion at November 30, 2014 from $536.1 million at November 30, 2013. This marks the Company’s highest year-end stockholders’ equity since 2007.
Management Comments
“The commitment and focus of our team throughout 2014 produced significant improvements in our financial and operational results,” said Jeffrey Mezger, president and chief executive officer. “A particularly notable accomplishment in the fourth quarter was the reversal of nearly all of our deferred tax asset valuation allowance. This reversal, grounded in our consistent profitability in recent quarters, as well as our positive outlook for our business, the housing market and the broader economy, had a measurable impact on our financial position. Among other things, it nearly tripled our stockholders’ equity from a year ago, significantly reduced our debt leverage ratio, and, going forward, is expected to shelter, on a cash basis, more than two billion dollars of future earnings from income taxes. All of this will meaningfully support our ability to advance our business goals.”
“Through execution on our core strategic initiatives, we also achieved our community count growth objective, ending the fourth quarter with 227 communities, a 19% increase from last year,” continued Mezger. “Our higher community count helped us generate double-digit year-over-year growth in net orders, a 22% increase in net order value, and a 34% rise in our ending backlog value for the quarter. Looking forward, we believe that our higher backlog and expanded community footprint have positioned us for further success in the coming year.”
“We are energized by our achievements in 2014 and the opportunities ahead,” said Mezger. “To build on our progress, in 2015 we will focus on key initiatives to extend our profitable growth trajectory and enhance our capital efficiency. These initiatives will emphasize generating cash from our operations, expanding our community count, gaining share in our served markets, increasing our operating income margin and improving our return on invested capital, with the aim of driving enhanced long-term performance and value for our stockholders.”
Earnings Conference Call
The conference call on the fourth quarter 2014 earnings will be broadcast live TODAY at 8:30 a.m. Pacific Standard Time, 11:30 a.m. Eastern Standard Time. To listen, please go to the Investor Relations section of the Company’s website at www.kbhome.com.
About KB Home
KB Home is one of the largest and most recognized homebuilding companies in the United States. Since its founding in 1957, the company has built more than half a million quality homes. KB Home is distinguished by its unique homebuilding approach to provide homebuyers optimal value and choice, enabling each buyer to customize their new home from lot location to floor plan and elevation to structural options and design features. KB Home is a leader in utilizing state-of-the-art sustainable building practices. All KB homes are built to be highly energy efficient, helping to lower monthly utility costs, which the company demonstrates with its proprietary KB Home Energy Performance Guide® (EPG®). KB Home has been named an ENERGY STAR® Partner of the Year Sustained Excellence Award winner for four straight years and a WaterSense® Partner of the Year for four consecutive years. A FORTUNE 1,000 company, Los Angeles-based KB Home was the first homebuilder listed on the New York Stock Exchange, and trades under the ticker symbol “KBH.” For more information about KB Home’s new home communities, call 888-KB-HOMES or visit www.kbhome.com.
Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; population growth, household formations and demographic trends; adverse market conditions, including an increased supply of unsold homes, declining home prices and greater foreclosure and short sale activity, among other things, that could negatively affect our consolidated financial statements, including due to additional impairment or land option contract abandonment charges, lower revenues and operating and other losses; conditions in the capital, credit and financial markets (including residential consumer mortgage lending standards, the availability of residential consumer mortgage financing and mortgage foreclosure rates); material prices and availability; labor costs and availability; changes in interest rates; inflation; our debt level, including our ratio of debt to total capital, and our ability to adjust our debt level, maturity schedule and structure and to access the equity, credit, capital or other financial markets or other external financing sources, including raising capital through the public or private issuance of common stock, debt or other securities, and/or project financing, on favorable terms; our compliance with the terms and covenants of our revolving credit facility; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition for home sales from other sellers of new and resale homes, including lenders and other sellers of homes obtained through foreclosures or short sales; weather conditions, significant natural disasters and other environmental factors; government actions, policies, programs and regulations directed at or affecting the housing market (including the Dodd-Frank Act, tax credits, tax incentives and/or subsidies for home purchases, tax deductions for residential consumer mortgage interest payments and property taxes, tax exemptions for profits on home sales, programs intended to modify existing mortgage loans and to prevent mortgage foreclosures and the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies), the homebuilding industry, or construction activities; decisions regarding federal fiscal and monetary policies, including those relating to taxation, government spending, interest rates and economic stimulus measures; the availability and cost of land in desirable areas; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred, including our warranty claims and costs experience at certain of our communities in Florida; legal or regulatory proceedings or claims; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives with respect to product, geographic and market positioning (including our efforts to expand our inventory base/pipeline with desirable land positions or interests at reasonable cost and to expand our community count, open additional new home communities for sales, sell higher-priced homes and more design options, increase the size and value of our backlog, and our operational and investment concentration in markets in California), revenue growth, asset optimization (including by effectively balancing home sales prices and sales pace in our new home communities), asset activation and/or monetization, local field management and talent investment, containing and leveraging overhead costs, gaining share in our served markets and increasing our housing gross profit margins; consumer traffic to our new home communities and consumer interest in our product designs and offerings, particularly from higher-income consumers; cancellations and our ability to realize our backlog by converting net orders to home deliveries; our home sales and delivery performance, particularly in key markets in California; our ability to generate cash from our operations, enhance our capital efficiency, increase our operating income margin and/or improve our return on invested capital; the manner in which our homebuyers are offered and whether they are able to obtain residential consumer mortgage loans and mortgage banking services, including from Home Community Mortgage; the performance of Home Community Mortgage; information technology failures and data security breaches; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.

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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Twelve Months and Three Months Ended November 30, 2014 and 2013
(In Thousands, Except Per Share Amounts)

	Twelve Months		Three Months
	2014	2013	2014	2013
Total revenues	$2,400,949	$2,097,130	$796,041	$618,531
Homebuilding:
Revenues	$2,389,643	$2,084,978	$792,749	$614,574
Costs and expenses	(2,273,674)	(1,992,894)	(762,701)	(567,598)
Operating income	115,969	92,084	30,048	46,976
Interest income	443	792	50	163
Interest expense	(30,750)	(62,690)	(4,461)	(21,617)
Equity in income (loss) of unconsolidated joint ventures	741	(2,007)	(420)	(349)
Homebuilding pretax income	86,403	28,179	25,217	25,173
Financial services:
Revenues	11,306	12,152	3,292	3,957
Expenses	(3,446)	(3,042)	(883)	(807)
Equity in income (loss) of unconsolidated joint ventures	686	1,074	975	(7)
Financial services pretax income	8,546	10,184	3,384	3,143
Total pretax income	94,949	38,363	28,601	28,316
Income tax benefit (expense)	823,400	1,600	824,200	(200)
Net income	$918,349	$39,963	$852,801	$28,116
Earnings per share:
Basic	$10.26	$.48	$9.25	$.33
Diluted	$9.25	$.46	$8.36	$.31
Weighted average shares outstanding:
Basic	89,265	82,630	91,902	83,742
Diluted	99,314	91,559	101,831	93,784

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	November 30, 2014	November 30, 2013
Assets
Homebuilding:
Cash and cash equivalents	$356,366	$530,095
Restricted cash	27,235	41,906
Receivables	125,488	75,749
Inventories	3,218,387	2,298,577
Investments in unconsolidated joint ventures	79,441	130,192
Deferred tax assets, net	825,232	—
Other assets	114,915	107,076
	4,747,064	3,183,595
Financial services	10,486	10,040
Total assets	$4,757,550	$3,193,635

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$172,716	$148,282
Accrued expenses and other liabilities	409,882	356,176
Notes payable	2,576,525	2,150,498
	3,159,123	2,654,956
Financial services	2,517	2,593
Stockholders’ equity	1,595,910	536,086
Total liabilities and stockholders’ equity	$4,757,550	$3,193,635

KB HOME
SUPPLEMENTAL INFORMATION
For the Twelve Months and Three Months Ended November 30, 2014 and 2013
(In Thousands, Except Average Selling Price)

	Twelve Months		Three Months
	2014	2013	2014	2013
Homebuilding revenues:
Housing	$2,369,633	$2,084,103	$783,460	$613,699
Land	20,010	875	9,289	875
Total	$2,389,643	$2,084,978	$792,749	$614,574

	Twelve Months		Three Months
	2014	2013	2014	2013
Homebuilding costs and expenses:
Construction and land costs
Housing	$1,940,100	$1,736,320	$647,876	$503,676
Land	45,551	766	32,517	766
Subtotal	1,985,651	1,737,086	680,393	504,442
Selling, general and administrative expenses	288,023	255,808	82,308	63,156
Total	$2,273,674	$1,992,894	$762,701	$567,598

	Twelve Months		Three Months
	2014	2013	2014	2013
Interest expense:
Interest incurred	$171,541	$138,653	$44,500	$36,397
Loss on early extinguishment of debt	—	10,448	—	10,448
Interest capitalized	(140,791)	(86,411)	(40,039)	(25,228)
Total	$30,750	$62,690	$4,461	$21,617

	Twelve Months		Three Months
	2014	2013	2014	2013
Other information:
Depreciation and amortization	$9,544	$7,204	$2,621	$1,988
Amortization of previously capitalized interest	90,804	87,414	31,333	24,471

	Twelve Months		Three Months
	2014	2013	2014	2013
Average selling price:
West Coast	$569,700	$467,800	$611,700	$524,200
Southwest	271,100	237,500	255,400	252,500
Central	223,800	198,900	234,500	209,800
Southeast	263,600	233,900	279,300	241,200
Total	$328,400	$291,700	$351,500	$301,100

KB HOME SUPPLEMENTAL INFORMATION For the Twelve Months and Three Months Ended November 30, 2014 and 2013 (Dollars in Thousands)

	Twelve Months		Three Months
	2014	2013	2014	2013
Homes delivered:
West Coast	1,913	2,179	625	521
Southwest	736	738	215	193
Central	3,098	2,841	931	876
Southeast	1,468	1,387	458	448
Total	7,215	7,145	2,229	2,038

	Twelve Months		Three Months
	2014	2013	2014	2013
Net orders:
West Coast	2,086	1,915	468	371
Southwest	872	756	282	188
Central	3,239	3,027	652	663
Southeast	1,370	1,427	304	334
Total	7,567	7,125	1,706	1,556

	Twelve Months		Three Months
	2014	2013	2014	2013
Net order value:
West Coast	$1,217,590	$976,118	$267,796	$194,888
Southwest	230,632	191,085	75,040	53,248
Central	755,684	636,934	157,673	144,255
Southeast	376,045	352,928	86,866	89,311
Total	$2,579,951	$2,157,065	$587,375	$481,702

	November 30, 2014		November 30, 2013
	Backlog Homes	Backlog Value	Backlog Homes	Backlog Value
Backlog data:
West Coast	593	$355,651	420	$206,308
Southwest	324	82,140	201	50,858
Central	1,489	334,007	1,335	279,424
Southeast	503	142,227	601	145,899
Total	2,909	$914,025	2,557	$682,489

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
For the Twelve Months and Three Months Ended November 30, 2014 and 2013
(In Thousands, Except Percentages)
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s adjusted housing gross profit margin and ratio of net debt to capital, both of which are not calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes these non-GAAP financial measures are relevant and useful to investors in understanding its operations and the leverage employed in its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because the adjusted housing gross profit margin and the ratio of net debt to capital are not calculated in accordance with GAAP, these financial measures may not be completely comparable to other companies in the homebuilding industry and thus, should not be considered in isolation or as an alternative to the operating performance and/or financial measures prescribed by GAAP. Rather, these non-GAAP financial measures should be used to supplement their respective most directly comparable GAAP financial measures in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Twelve Months		Three Months
	2014	2013	2014	2013
Housing revenues	$2,369,633	$2,084,103	$783,460	$613,699
Housing construction and land costs	(1,940,100)	(1,736,320)	(647,876)	(503,676)
Housing gross profits	429,533	347,783	135,584	110,023
Add: Housing inventory impairment and land option contract abandonment charges	12,788	3,581	10,985	3,297
Warranty-related charges	—	31,959	—	8,481
Adjusted housing gross profits	$442,321	$383,323	$146,569	$121,801
Housing gross profit margin as a percentage of housing revenues	18.1%	16.7%	17.3%	17.9%
Adjusted housing gross profit margin as a percentage of housing revenues	18.7%	18.4%	18.7%	19.8%
Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs excluding housing inventory impairment and land option contract abandonment charges and warranty-related charges (as applicable) recorded during a given period, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period and enhances the comparability between periods. The Company also believes investors will find adjusted housing gross profit margin relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of the housing inventory impairment and land option contract abandonment charges and warranty-related charges (as applicable). This financial measure assists management in making strategic decisions regarding product mix, product pricing and construction pace.

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages)
Ratio of Net Debt to Capital
The following table reconciles the Company’s ratio of debt to capital calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s ratio of net debt to capital:

	November 30,
	2014	2013
Notes payable	$2,576,525	$2,150,498
Stockholders’ equity	1,595,910	536,086
Total capital	$4,172,435	$2,686,584
Ratio of debt to capital	61.8%	80.0%

Notes payable	$2,576,525	$2,150,498
Less: Cash and cash equivalents and restricted cash	(383,601)	(572,001)
Net debt	2,192,924	1,578,497
Stockholders’ equity	1,595,910	536,086
Total capital	$3,788,834	$2,114,583
Ratio of net debt to capital	57.9%	74.6%
The ratio of net debt to capital is a non-GAAP financial measure, which the Company calculates by dividing notes payable, net of homebuilding cash and cash equivalents and restricted cash, by capital (notes payable, net of homebuilding cash and cash equivalents and restricted cash, plus stockholders’ equity). The most directly comparable GAAP financial measure is the ratio of debt to capital. The Company believes the ratio of net debt to capital is a relevant and useful financial measure to investors in understanding the leverage employed in the Company’s operations.